UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2016

TRENTON ACQUISITION CORP.

(Exact name of Registrant as specified in its charter)

Delaware	000-54479	45-2558944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 Park Avenue, 14[h] Floor, New York, NY	10022
(Address Of Principal Executive Office)	(Zip Code)

Registrant's telephone number, including area code (212) 356-0509

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2016, Arnold P. Kling resigned from each of his positions as a director and an officer of Trenton Acquisition Corp, a Delaware corporation (the “Company”). Mr. Kling’s resignation was effective immediately. Mr. Kling’s resignation was not due to any disagreement with the Company or its management on any matter relating to the Company’s operations, policies or practices.

Prior to Mr. Kling’s resignation, the Board appointed Zvi Ben-Zvi to fill the vacancies on the Board that would result from the resignation of Mr. Kling. Mr. Ben-Zvi was also appointed President of the Company effective upon Mr. Kling’s resignation.

Mr. Ben-Zvi has not had any direct or indirect interest in any transactions with the Company that requires disclosure under Item 404(a) of Regulation S-K.

The principal occupation and a brief summary of the background of Mr. Ben-Zvi is as follows:

Zvi Ben-Zvi, age 40, is a Managing Director of Investment Banking at Rodman & Renshaw, a unit of H.C. Wainwright & Co. LLC.  Prior to joining Rodman in January 2016, Mr. Ben-Zvi advised a wide range of companies on corporate transactions including capital raising, alternative public offerings and M&A from July 2012 to January 2016, as Managing Director of Highline Research Advisors, a boutique investment bank. Previous to that, from October 2007 to November 2009, as Managing Director at Paramount Biosciences, a healthcare focused private equity firm, Mr. Ben-Zvi advised in-house private and public portfolio companies on capital raising, and M&A. Prior to that, from October 2005 to August 2007, as a Vice President at Rodman & Renshaw, LLC, Mr. Ben-Zvi focused on capital market activities, advising private and public companies across a diverse range of industries. Mr. Ben-Zvi began his career at UBS Paine Webber, advising Private Banking Group clients. Mr. Ben-Zvi received a Bachelor of Science degree in Economics from New York University in 1998. Mr. Ben-Zvi experience over the past 15 years advising private and public companies on private placements, alternative public offerings, restructurings, mergers and acquisitions, and corporate and business development will provide the Company with leadership in the pursuit of fulfilling its business plan and has given him the expertise needed to serve as a director of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Trenton Acquisition Corp.

Dated: July 6, 2016	By:	/s/ Zvi Ben-Zvi
Zvi Ben-Zvi,
President

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